Exhibit 10.2
LETTER OF INCENTIVE OPTION GRANT
ORTHOLOGIC CORP. 2005 EQUITY INCENTIVE PLAN
Date
Name & address
RE: OrthoLogic Corp. 2005 Equity Incentive Plan
Dear            ,
     In order to provide additional incentive to certain employees and directors, OrthoLogic Corp. (the “Company”) adopted the OrthoLogic Corp. 2005 Equity Incentive Plan (the “2005 Plan”). By means of this letter (the “Letter of Grant”), the Company is offering you an incentive stock option pursuant to the 2005 Plan. The Company’s sale of its common shares underlying the option granted to you hereby has been or will be registered with the U.S. Securities and Exchange Commission. A copy of the prospectus, including a copy of the 2005 Plan relating to that registration, can be obtained from the Company by request.
     The option granted to you hereunder shall be subject to all of the terms and conditions of the 2005 Plan, which you should carefully review. In addition, such option is subject to the following terms and conditions:
     1.      Grant of Option. The Company hereby grants to you, pursuant to the 2005 Plan, the option to purchase from the Company upon the terms and conditions and at the times hereinafter set forth, an aggregate of                 shares of the Company’s $0.0005 par value common stock (the “Shares”) at a purchase price of $                per Share. The date of grant of this option is                 (hereinafter referred to as the “Option Date”).
     This option is an incentive stock option within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), except if required by applicable tax rules, to the extent that the aggregate fair market value (determined as of the date these options are granted) of Shares exercisable for the first time by you during any calendar year (when aggregated, if appropriate, with shares subject to other incentive stock option grants made under the 2005 Plan and any other plan maintained by the Company or any ISO Group member as defined in the 2005 Plan) exceeds $100,000 (or such other limit as is prescribed by the Internal Revenue Code, as amended), the option granted hereby as to such excess Shares shall be treated as a nonqualified stock option (NQO pursuant to Code Section 422(d).

[Optionee]
[Date]

     2.      Exercise Term of Option. Unless earlier terminated as described in Section 7, the option will vest and may be exercised for the purchase of Shares as described in the following schedule:
     Number of Shares      Vesting Schedule
     3.      Nontransferability. This option shall not be transferable otherwise than by will or by the laws of descent and distribution, and the option shall be exercisable only by you during your lifetime.
     4.      Other Conditions and Limitations.
(a)	Any Shares issued upon exercise of this option shall not be issued unless the issuance and delivery of Shares pursuant thereto shall comply with all relevant provisions of law including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, any applicable state securities or “Blue Sky” law or laws (or an exemption from such provision is available), and the requirements of any stock exchange or national market system of a national securities association upon which the Shares may then be listed and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)	No transfer of any Shares issued upon the exercise of the option will be permitted by the Company, unless any request for transfer is accompanied by evidence satisfactory to the Company that the proposed transfer will not result in a violation of any applicable law, rule or regulation, whether federal or state, including in the discretion of the Company an opinion of counsel reasonably acceptable to the Company.

(c)	Inability of the Company to obtain approval from any regulatory body having jurisdictional authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect to the nonissuance or sale of such Shares as to which such requisite authority shall not have been obtained.

(d)	Unless the Shares are subject to a then effective registration statement under the Securities Act of 1933, upon exercise of this option (in whole or in part) and the issuance of the Shares, the Company shall instruct its transfer agent to

[Optionee]
[Date]

enter stop transfer orders with respect to Shares, and all certificates representing the Shares shall bear on the face thereof substantially the following legend:
“The shares of common stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, assigned, transferred or otherwise disposed of unless registered pursuant to the provisions of that Act or an opinion of counsel to the Company is obtained stating that such disposition is in compliance with an available exemption from such registration.”
     5.      Exercise of Option. You may exercise the option only by giving the Executive Chairman of the Company written notice (including the number of Shares that you are intending to acquire, accompanied by the full exercise price), by personal hand delivery, by professional overnight delivery service, or by registered or certified mail, postage prepaid with return receipt requested, at the following address:
Executive Chairman
OrthoLogic Corp.
1275 West Washington
Phoenix, Arizona 85281
     Payment of the option price shall be made either in (i) cash or by check, or (ii) at your request and with the written approval of the Company, (a) by delivering shares of the Company’s common stock which have been beneficially owned by you for a period of at least six months prior to the time of exercise (“Delivered Stock”), or (b) a combination of cash and Delivered Stock. The Company may arrange for or cooperate in permitting broker-assisted cashless exercise procedures. Payment in the form of Delivered Stock shall be in the amount of the fair market value of the stock at the date of exercise, determined pursuant to the 2005 Plan.
     6.      Valuation and Withholding. If required by applicable regulations, the Company shall, at the time of issuance of any Shares purchased pursuant to the 2005 Plan, provide you with a statement of valuation of the Shares issued. The Company shall be entitled to withhold amounts from your compensation or otherwise to receive an amount adequate to provide for any applicable federal, state and local income taxes (or require you to remit such amount as a condition of issuance). The Company may, in its discretion, satisfy any such withholding requirement, in whole or in part, by withholding form the shares to be issued the number of shares that would satisfy the withholding amount due.
     7.      Termination of Incentive Stock Option. Notwithstanding anything to the contrary, this option can become exercisable only while you are an employee of the Company, and shall not be exercisable after the earliest of (i) the tenth anniversary of the Option Date; (ii) three months after the

[Optionee]
[Date]

date your employment with the Company terminates, if such termination is for any reason other than permanent disability, death, or cause; (iii) the date your employment terminates, if such termination is for cause, as determined by the Company in its sole discretion; or (iv) one year after the date your employment with the Company terminates, if such termination is the result of death or permanent disability.
     8.      Change of Control or Termination without Cause. Should a “Change of Control” (as defined in the 2005 Plan), liquidation or “Termination without Cause”, as defined in this section 8 to this letter of Incentive Option Grant, occur, the option shall immediately vest at 100%.
(a)	As used herein, the term “Termination without Cause” shall mean the Company’s termination of your employment other than a termination for Cause. In addition, a “Termination without Cause” shall have occurred if the Board alters your duties so that you no longer render such services of an executive and administrative character to the Company as are usual and customary in the case of your position at the time of the grant of the option covered hereby, at comparable compensation, benefits, working conditions and work location as exist at the date of grant, except for changes unrelated to a “Change of Control” that apply to substantially all employees.

(b)	As used herein, the term “Cause” shall mean your: (i) conviction or entry of a plea of nolo contendere for a crime or offense involving misappropriation of monies or other property, or any felony offense (including Foreign Corrupt Practices Act of 1977) for any crime of moral turpitude, or your commission of fraud or embezzlement; (ii) breach, other than an immaterial breach, by you of your fiduciary duties to the Company, as determined under the laws of the State of Delaware; (iii) gross insubordination or willful failure to discharge any of your material duties; (iv) willful or knowing violation of any law, rule, or regulation of any governmental agency with jurisdiction over the Company which could reasonably be expected to impair the Company’s ability to conduct its business in its usual manner or could reasonably be expected to subject the Company to public disrespect, scandal or ridicule; (v) insobriety or non-therapeutic use of drugs, chemicals or controlled substances while performing the duties and responsibilities of your position; or (vi) material willful misconduct with respect to the business and affairs of the Company or any subsidiary or affiliate thereof, including, but not limited to your willful material violation of the Company’s Code of Ethics, Insider Trading Policy or any other material Company policy applicable to all employees.

[Optionee]
[Date]

     9.      Notice of Disposition of Shares. If you dispose of any Shares acquired on the exercise of this option within either (a) two years after the Option Date or (b) one year after the date of exercise of this option, you must notify the Company within seven days of such disposition.
     10.      Miscellaneous. You will have no rights as a stockholder with respect to the Shares until the exercise of the option and payment of the full purchase price therefor in accordance with the terms of the 2005 Plan and this Letter of Grant. Nothing herein contained shall impose any obligation on the Company or any parent or subsidiary of the Company or on you with respect to your continued employment by the Company or any parent or subsidiary of the Company. Nothing herein contained shall impose any obligation upon you to exercise this option. While the option granted hereunder is intended to qualify as an incentive stock option under Section 422 of the Code, the Company cannot assure you that such option will, in fact, qualify as an incentive stock option, and makes no representation as to the tax treatment to you upon receipt or exercise of the option or sale or other disposition of the Shares covered by the option.
     11.      Governing Law. This Letter of Grant shall be subject to and construed in accordance with the law of the State of Arizona, except as may be required by the Delaware General Corporation Law or the federal securities laws. Venue for any action arising from or relating to this Agreement shall lie exclusively in Superior Court, Maricopa County, Arizona or the United States District Court for the District of Arizona, Phoenix Division.
     12.      Relationship to the 2005 Plan. The option contained in this Letter of Grant is subject to the terms, conditions and definitions of the 2005 Plan. To the extent that the terms, conditions and definitions of this Letter of Grant are inconsistent with the terms, conditions and definitions of the 2005 Plan, the terms, conditions and definitions of the 2005 Plan shall govern. You hereby accept this option subject to all terms and provisions of the 2005 Plan. You agree to accept as binding, conclusive and final all decisions or interpretations of the Board or any committee appointed by the Board upon any questions arising under the 2005 Plan. You agree to consult your independent tax advisors with respect to the income tax consequences to you, if any, of participating in the 2005 Plan and authorize the Company to withhold in accordance with applicable law from any compensation otherwise payable to you any taxes required to be withheld by federal, state or local law as a result of your participation in the 2005 Plan.
     13.      Communication. No notice or other communication under this Letter of Grant shall be effective unless the same is in writing and is personally hand-delivered, or is sent by professional overnight delivery service or mailed by registered or certified mail, postage prepaid and with return receipt requested, addressed to the Company at the address set forth in Section 5 above, or such other address as the Company has designated in writing to you, in accordance with the provisions hereof, or you at the address set forth at the beginning of this letter, or such other address as you have designated in writing to the Company, in accordance with the provisions hereof.
     You should execute the enclosed copy of this Letter of Grant and return it to the Company as

[Optionee]
[Date]

soon as possible. The additional copy is for your records.
Very truly yours,
     OrthoLogic Corp.

By:	John M. Holliman, III Executive Chairman
ACCEPTED AND AGREED TO:

Name:
Date: